Exhibit 10 (q)



                     DESCRIPTION OF RELOCATION BENEFITS
                            FOR PETER R. JOHNSON


In 1997, the Compensation and Stock Option Committee of the Board of Directors of Enesco Group, Inc. (the "Company") approved and ratified intercompany transfer assistance benefits (the "Relocation Benefits") for Peter R. Johnson to continue as the Company's Senior Counsel and to become the Vice President, Law and Human Resources of Enesco Corporation, which Relocation Benefits were offered to him in the form of a letter agreement summarizing certain continuing compensation matters and employee benefits, as well as providing for the Relocation Benefits, certain of which are subject to adjustment in the event of a voluntary termination of employment by Mr. Johnson. The Relocation Benefits principally consist of certain supplemental benefits to be received by Mr. Johnson in the event he relocated his place of business to Illinois at the request of the Company, including the following benefits to which he may be entitled in connection with his termination of employment with the Company, whether voluntary or involuntary, during a period up to July 1, 1999: monthly severance payments (including without limitation a "retention benefit") as provided for in the Company's existing Severance Policy and a letter dated August 13, 1997 to him; pension benefits in accordance with the Company's Pension Plan, as amended, starting at age 55; continuation of medical and life insurance benefits for up to 36 months; and continued vesting of stock options for a three-year period. Mr. Johnson also received certain relocation and related reimbursements.